Exhibit 99.1

Insituform Technologies, Inc. Reports Fourth Quarter and Full Year 2007 Results

Chesterfield, MO – March 4, 2008 – Insituform Technologies, Inc. (Nasdaq Global Select Market: INSU) today reported fourth quarter income from continuing operations of $9.0 million, or $0.33 per diluted share.  This compares to $10.3 million, or $0.37 per diluted share, earned in the fourth quarter of 2006.

The shutdown of the Company’s tunneling division was substantially completed by year-end and has been classified as a discontinued operation accordingly for all periods reported.

Taking into account our discontinued operation, fourth quarter net income was $10.1 million, or $0.37 per diluted share.  This compares to net income of $10.4 million, or $0.38 per diluted share, for the fourth quarter of 2006.

The fourth quarter 2007 continuing operations results benefited from a $4.5 million pre-tax gain from a litigation settlement.

For the full year of 2007, income from continuing operations was $12.9 million, or $0.47 per diluted share, as compared to $26.3 million, or $0.96 per diluted share in 2006.  The net loss from discontinued operations for the full year of 2007 was $10.3 million, or $0.38 per diluted share, as compared to a net loss from discontinued operations of $1.6 million, or $0.06 per diluted share in 2006.  The 2007 loss from discontinued operations was principally impacted by pre-tax closure charges of $17.9 million, or $12.1 million after-tax ($0.44 per diluted share).  Net income for the full year of 2007 was $2.5 million, or $0.09 per diluted share.  This compares to net income in the full year of 2006 of $24.7 million, or $0.90 per diluted share.

Alfred L. Woods, Chairman and Interim Chief Executive Officer, made the following comments on the quarter’s and the full year 2007 results:

“2007 was a difficult year for Insituform, and no one at this Company is happy with the modest profit we have reported.  These results are not indicative of the performance that is expected and do not reflect the potential of our Company.  We are taking aggressive steps to achieve the kind of earnings growth we owe our stockholders, and in the last quarter of 2007, we began to see measurable progress from these efforts.”

“Much has been said about the weakness that has been experienced in the U.S. sewer rehabilitation market in 2007.  We have also said that we experienced some further operational issues in a few of our U.S. regional operations this past year.  Those weaker regional operations experienced significant fourth quarter margin improvements. While our U.S. CIPP business volume is not yet where it needs to be, we did see improvement in both backlog volume and backlog margin in the fourth quarter of 2007 in many U.S. regional markets.  We are also encouraged by the fact that we experienced 12% growth in total backlog orders for North American rehabilitation in the second half of 2007 over the first half of 2007.”

“Operating expenses in our rehabilitation segment were $2.9 million lower in the fourth quarter of 2007 than in the same period in 2006. In fact, rehabilitation operating expenses for the second half of 2007 were $4.3 million lower than in the second half of 2006. Our total operating expenses decreased $2.6 million in 2007, or 2.8%, from 2006.  The decrease occurred partly as a result of reduced field support expenses in rehabilitation, but also as a result of decreases in corporate spending.  The fourth quarter reductions in operating expenses were primarily attributable to our initiative to realign our operating expenses.  We have been able to achieve these savings without compromising the investments we are making in our international expansion and in Insituform Blue™.”

“In 2008, we are continuing this focus on cost realignment.  We have targeted an annualized $12 million in savings to be achieved without jeopardizing our ongoing strategic initiatives.  We will reinvest $4 million from these savings into our strategic initiatives.  We fully expect to realize the targeted savings by the end of 2008. This realigned cost structure will enable us to be more profitable and allow us to more economically invest in our strategic growth initiatives.”

“Last quarter we discussed aggressive pursuit of geographic diversification of our business as a response to the weak market conditions in our U.S. rehabilitation segment.  Since then, we have won several major international contracts, including two sewer rehabilitation contracts in Delhi, India, totaling $35.1 million, the largest municipal CIPP project in our history. We won more than $13 million of water and sewer projects in Hong Kong, the majority of which are Insituform Blue™ projects. We fully expect to have $80 million in backlog by the end of 2008 in our new international ventures.  We are also excited about growth that we have experienced in our other international businesses. We recently announced that we won our largest sewer rehabilitation project in the United Kingdom to date, totaling $14.7 million.  Our Canadian and European businesses performed extremely well during the fourth quarter and ended the year with strong backlog as well.”

“While revenues in our Tite Liner business were down in 2007, our overall profitability improved.  Our operating margins improved to 21.9% in 2007 from 19.2% in 2006.  We also ended the year with a record balance in backlog at $26.2 million.”

“I am also encouraged with the progress in the continued development and validation of our Insituform Blue™ products.  We performed a number of projects, both domestically and internationally, and we gained vital experience and knowledge that will set us up well for 2008 and beyond.  We expect that Insituform Blue™ products will contribute modest profitability in 2008.”

“During the fourth quarter, we substantially completed the shutdown of our tunneling division.  As a result, we were able to classify the business as discontinued operations in the quarter.  The remaining tunneling shutdown activities will be completed by the middle of the second quarter of 2008, and we anticipate only minor earnings impact in 2008.  Substantially all of the shutdown charges were recorded by year-end 2007, and equipment sales were better than anticipated.  We ended the year with $17.9 million in closure charges, versus an original estimate of $21 million.”

“As we have closed out 2007, I feel confident that 2008 will bring about significant improvement in our performance.  This management team is focused on delivering the results that our stakeholders expect and deserve.”

Consolidated revenues for the fourth quarter of 2007 decreased $5.4 million, or 4.0%, from the same period in 2006. The consolidated results were negatively impacted by the continued weakness in the U.S. sewer rehabilitation market, along with a slight decrease in Tite Liner revenues, driven principally by market weakness in Canada.  While there was a decline in our North American CIPP revenues, we experienced 33% growth in revenues in our European contracting operations, which have been fueled by our expansion into eastern Europe, and continued growth in most western European countries.

Consolidated gross profit for the fourth quarter of 2007 decreased $8.3 million, or 24.9%, from the same period in 2006. Gross profit was primarily impacted by the decline in revenues and margins in the U.S. sewer rehabilitation business.  Gross profit improved in the European contracting operations by almost 31% due to revenue growth.

Consolidated operating expenses in the fourth quarter of 2007 decreased $2.8 million, or 12.0%, to $20.2 million from $23.0 million in the same period in 2006, primarily due to decreases in field support expenses in rehabilitation as a result of restructuring efforts.  A portion of the decrease in the fourth quarter 2007 operating expenses related to a favorable impact of the voluntary cancellation of certain equity compensation of senior management.  There were also decreases in corporate operating expenses due to our ongoing cost reduction efforts.

As mentioned earlier, the fourth quarter results reflect the settlement of Insituform Technologies, Inc. et al. v. Cat Contracting et al.  In 1990, Insituform initiated proceedings against Cat Contracting, Inc., Michigan Sewer Construction Company, Inc. and Inliner U.S.A., Inc. (subsequently renamed FirstLiner USA, Inc.), along with another party, alleging infringement of certain of Insituform’s in-liner patents. In December 2007, Insituform reached a settlement in principle, for the amount of $4.5 million, in exchange for releases of the various parties.  On February 15, 2008, Insituform received proceeds of $4.5 million in connection with the settlement.

Consolidated revenues in 2007 declined $31.8 million, or 6.0%, to $495.6 million from $527.4 million in 2006. This decline was driven essentially by the reduction in U.S. rehabilitation business in 2007.  Gross profit declined $29.9 million, or 23.2%, to $99.1 million from $129.0 million in 2006.  Margins were compressed in 2007 due primarily to the impact of reduced revenues in the U.S., coupled with a shift to smaller diameter installations, which are less profitable.  The first quarter of 2007 was the most notable period of decline year over year for gross profit, due to these factors, as well as weak performance in several U.S. regional operations.  Operating expenses declined $2.6 million, or 2.8%, to $90.1 million from $92.7 million in 2006, due in large part to the same factors described in the fourth quarter of 2007. Operating income decreased $22.8 million, or 62.7%, to $13.5 million from $36.3 million in 2006.

Total contract backlog was $260.3 million at December 31, 2007 compared to $224.6 million at September 30, 2007 and $214.5 million at December 31, 2006.

At December 31, 2007, backlog in the rehabilitation segment increased by 12.4% to $234.1 million, compared to $208.3 million at September 30, 2007.  This increase was primarily driven by the acquisition of $35.1 million in contracts in India.  Backlog was relatively flat in North America, as compared to September 30, 2007, and it was down relative to backlog at December 31, 2006.  However, as mentioned earlier, backlog orders increased by 12% in the second half of 2007 over the first half of 2007.  Europe experienced a slight decline in backlog in the fourth quarter of 2007, due to strong revenue generation, but there was a 13.4% increase from the prior year’s ending backlog.  Total backlog in the rehabilitation segment increased by $32.4 million, or 16.1%, as compared to $201.7 million in backlog at December 31, 2006.

Contract backlog at December 31, 2007 reached the highest level in the Tite Liner segment’s history, with an increase of $9.9 million, or 60.7%, to $26.2 million from $16.3 million at September 30, 2007.  This represented a 105% increase from December 31, 2006 backlog, which was $12.8 million.

Unrestricted cash increased to $79.0 million at December 31, 2007 from $78.0 million at September 30, 2007 due to stronger cash collections, along with proceeds from the sale of certain tunneling assets.  During the fourth quarter, there were $5 million in repayments against the Company’s line of credit facility.  Year-end unrestricted cash compares to unrestricted cash of $96.4 million at December 31, 2006.  This decrease was principally driven by senior debt repayments of $15.7 million in February 2007.

Insituform Technologies, Inc. is a leading worldwide provider of proprietary technologies and services for rehabilitating sewer, water and other underground piping systems without digging and disruption. More information about the Company can be found on its Internet site at www.insituform.com.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. The Company makes forward-looking statements in this news release that represent the company’s beliefs or expectations about future events or financial performance. These forward-looking statements are based on information currently available to the company and on management’s beliefs, assumptions, estimates and projections and are not guarantees of future events or results. When used in this document, the words “anticipate,” “estimate,” “believe,” “plan,” “intend,” “may,” “will” and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Such statements are subject to known and unknown risks, uncertainties and assumptions, including those referred to from time to time in Insituform Technologies Inc.’s filings with the Securities and Exchange Commission. In light of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur. In addition, our actual results may vary materially from those anticipated, estimated, suggested or projected. Except as required by law, we do not assume a duty to update forward-looking statements, whether as a result of new information, future events or otherwise. Please use caution and do not place reliance on forward-looking statements. All forward-looking statements made by the Company in this news release are qualified by these cautionary statements.

Insituform®, the Insituform® logo, Insituform Blue™, and Tite Liner® are the registered and unregistered trademarks of Insituform Technologies, Inc. and its affiliates.

CONTACT:	Insituform Technologies, Inc.
David A. Martin, Vice President and Chief Financial Officer
(636) 530-8000

INSITUFORM TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands, except per share amounts)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2007	2006	2007	2006

Revenues	$129,979	$135,422	$495,570	$527,419
Cost of revenues	104,943	102,103	396,462	398,416
Gross profit	25,036	33,319	99,108	129,003
Operating expenses	20,233	23,003	90,078	92,692
Gain on settlement of litigation	(4,500)	-	(4,500)	-
Operating income	9,303	10,316	13,530	36,311
Other income (expense):
Interest expense	(1,228)	(1,692)	(5,368)	(6,834)
Interest income	1,110	1,347	3,458	3,888
Other	407	3,506	1,451	3,799
Total other income (expense)	289	3,161	(459)	853
Income before taxes (benefit) on income	9,592	13,477	13,071	37,164
Taxes (benefit) on income	456	3,772	(149)	11,826
Income before minority interests and equity in earnings of affiliated companies	9,136	9,705	13,220	25,338
Minority interests	(273)	(74)	(525)	(316)
Equity in earnings of affiliated companies	179	648	171	1,281
Income from continuing operations	9,042	10,279	12,866	26,303
Income (loss) from discontinued operations	1,099	155	(10,323)	(1,625)
Net income	$10,141	$10,434	$2,543	$24,678

Earnings (loss) per share:
Basic:
Income from continuing operations	$0.33	$0.37	$0.47	$0.97
Income (loss) from discontinued operations	0.04	0.01	(0.38)	(0.06)
Net income	$0.37	$0.38	0.09	$0.91
Diluted:
Income from continuing operations	$0.33	$0.37	$0.47	$0.96
Income (loss) from discontinued operations	0.04	0.01	(0.38)	(0.06)
Net income	$0.37	$0.38	0.09	$0.90

Weighted average number of shares:
Basic	27,469,613	27,101,908	27,330,835	27,043,651
Diluted	27,599,457	27,538,038	27,644,928	27,504,268

INSITUFORM TECHNOLOGIES, INC.
SEGMENT DATA
(Unaudited)
(In thousands, except per share amounts)

	For the Three Months Ended December 31,			For the Years Ended December 31,
	2007		2006	2007		2006

Revenues:
Rehabilitation	$121,269		$126,074	$453,964		$481,220
Tite Liner	8,710		9,348	41,606		46,199
Total revenues	$129,979		$135,422	$495,570		$527,419

Gross profit:
Rehabilitation	$22,097		$30,189	$83,179		$113,625
Tite Liner	2,939		3,130	15,929		15,378
Total gross profit	$25,036		$33,319	$99,108		$129,003

Operating income:
Rehabilitation	$8,019	(1)	$8,706	$4,410	(1)	$27,458
Tite Liner	1,284		1,610	9,120		8,853
Total operating income	$9,303		$10,316	$13,530		$36,311
____________________

(1)   Includes $4.5 million of litigation settlement related to the rehabilitation segment.

INSITUFORM TECHNOLOGIES, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(Unaudited)
(In thousands)

	December 31, 2007	December 31, 2006

Assets
Current Assets
Cash and cash equivalents	$78,961	$96,389
Restricted cash	2,487	934
Receivables, net	85,774	83,009
Retainage	23,444	27,509
Costs and estimated earnings in excess of billings	40,590	31,425
Inventories	17,789	17,665
Prepaid expenses and other assets	28,975	25,084
Current assets of discontinued operations	31,269	28,349
Total current assets	309,289	310,364
Property, plant and equipment, less accumulated depreciation	73,368	76,432
Other assets
Goodwill	122,560	122,620
Other assets	26,532	15,342
Total other assets	149,092	137,962
Non-current assets of discontinued operations	9,391	25,311

Total Assets	$541,140	$550,069

Liabilities and Stockholders’ Equity
Current liabilities
Current maturities of long-term debt and notes payable	$1,097	$16,814
Accounts payable and accrued expenses	87,935	96,321
Billings in excess of costs and estimated earnings	8,602	9,511
Current liabilities of discontinued operations	14,830	13,859
Total current liabilities	112,464	136,505
Long-term debt, less current maturities	65,000	65,046
Other liabilities	7,465	3,686
Non-current liabilities of discontinued operations	953	4,040
Total liabilities	185,882	209,277
Minority interests	2,717	2,181

Stockholders’ equity
Preferred stock, undesignated, $.10 par – shares authorized 2,000,000; none Outstanding	-	-
Common stock, $.01 par – shares authorized 60,000,000; shares issued 27,397,973 and 29,597,044; shares outstanding 27,397,973 and 27,239,580	275	296
Additional paid-in capital	104,332	149,802
Retained earnings	238,976	236,763
Treasury stock – at cost, 0 and 2,357,464 shares	-	(51,596)
Accumulated other comprehensive income	8,958	3,346
Total stockholders’ equity	352,541	338,611

Total Liabilities and Stockholders’ Equity	$541,140	$550,069

INSITUFORM TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	For the Year Ended December 31,
	2007	2006

Cash flows from operating activities:
Net income	$2,543	$24,678
Loss from discontinued operations	10,323	1,625
Income from continuing operations	12,866	26,303
Adjustments to reconcile to net cash provided by operating activities:
Depreciation and amortization	16,252	16,620
(Gain) loss on sale of assets/investments	389	(3,223)
Equity-based compensation expense	2,766	4,254
Write-off of debt issuance costs	162	–
Tax benefits related to stock option exercises	(1)	(772)
Deferred income taxes	(4,205)	908
Other	(442)	5,070
Changes in operating assets and liabilities:
Change in restricted cash related to operating activities	(1,569)	4,653
Receivables net, retainage and costs and estimated earnings in excess of billings	(2,039)	(17,357)
Inventories	2,008	(1,766)
Prepaid expenses and other assets	(2,857)	(1,922)
Accounts payable and accrued expenses	(13,755)	10,837
Net cash provided by operating activities of continuing operations	9,575	43,605
Net cash provided by (used in) operating activities of discontinued operations	(1,532)	(3,863)
Net cash provided by operating activities	8,043	39,742

Cash flows from investing activities:
Capital expenditures	(14,978)	(19,713)
Proceeds from sale of fixed assets	2,610	7,296
Liquidation of life insurance cash surrender value	–	1,423
Net cash used in investing activities of continuing operations	(12,368)	(10,994)
Net cash provided by investing activities of discontinued operations	1,530	3,861
Net cash used in investing activities	(10,838)	(7,133)
Cash flows from financing activities:
Proceeds from issuance of common stock	4,247	4,122
Additional tax benefit from stock option exercises recorded in additional paid-in capital	148	772
Proceeds from notes payable	1,966	2,662
Principal payments on notes payable	(1,959)	(4,101)
Principal payments on long-term debt	(15,768)	(15,735)
Changes in restricted cash related to financing activities	–	(106)
Net cash used in financing activities	(11,366)	(12,386)
Effect of exchange rate changes on cash	(3,269)	(899)
Net (decrease) increase in cash and cash equivalents for the period	(17,430)	19,324
Cash and cash equivalents, beginning of year	96,393	77,069
Cash and cash equivalents, end of year	$78,963	$96,393